Exhibit 99.1
October 29, 2008
HARMAN INTERNATIONAL REPORTS FIRST QUARTER FISCAL YEAR 2009 RESULTS
•	Company completes first phase of $400 million cost and productivity improvement program

•	Operating profit margin on a non-GAAP basis remains flat, despite challenging environment

•	Positive Cash Flow from operations and balance sheet remains strong

•	Company launched more than 50 new products. On track with major automotive projects
Contact: Robert V. Lardon
Vice President, Strategy & Investor Relations
203.328.3517
rlardon@harman.com
Stamford, CT, October 29, 2008 — Harman International Industries, Incorporated (NYSE: HAR) today announced results for the first quarter ended September 30, 2008. Net sales for the first quarter were $869 million, an 8 percent decrease compared to $947 million for the same period last year. Earnings per diluted share in the first quarter were $0.40 compared to $0.55 in the same period last year. Excluding restructuring and merger-related costs, non-GAAP earnings per diluted share were $0.51 for the first quarter compared to $0.62 for the same period last year.
“We, like others, are feeling the impact of the current global economic situation,” said Dinesh C. Paliwal, Harman’s Chairman and Chief Executive Officer. “Although our premium audio and automotive customers are relatively more resilient to such cycles, we are taking aggressive actions both to reduce our costs during this period and to strengthen our competitive position for the future.”

FY 2009 Q1 Key Figures Total Company	Three Months Ended September 30,
			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions (except per share data)	Q1 09	Q1 08	Changes	Changes[2]
Net sales	869	947	(8%)	(13%)
Gross profit	242	265	(9%)	(13%)
Percent of net sales	27.8%	27.9%
Operating income	32	41	(22%)	(27%)
Percent of net sales	3.7%	4.4%
Net income	23	37	(36%)	(40%)
Diluted earnings per share	0.40	0.55

Restructuring & merger-related costs	10	5
Gross profit[1]	248	265	(6%)	(11%)
Percent of net sales[1]	28.5%	27.9%
Operating income[1]	43	46	(7%)	(13%)
Percent of net sales[1]	4.9%	4.9%
Net Income[1]	30	41	(27%)	(31%)
Diluted earnings per share[1]	0.51	0.62
Shares outstanding — diluted (in millions)	58.7	66.4

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations
Net sales for the quarter ended September 30, 2008 were $869 million, an 8 percent decrease compared to the prior year period. All three segments reported lower sales compared to the same period in the prior year. The effects of foreign currency translation had a positive impact on net sales of $48 million during the quarter. Exclusive of foreign currency translation, net sales were 13% lower than the same period in the prior year. The decline in overall net sales was attributable to overall weakness in the automotive market and the Company’s restructuring of its loss-making personal navigation device (PND) businesses.
Gross profit as a percentage of net sales, on a non-GAAP basis, increased by 60 basis points to 28.5 percent for the quarter ended September 30, 2008 compared to 27.9 percent of sales in the same period last year. This increase is related to improvement in margins in the Professional and Consumer Divisions.
Selling, general and administrative expenses (SG&A) as a percentage of net sales, on a non-GAAP basis, increased by 40 basis points for the quarter ended September 30, 2008 compared to the same period in the prior year. Despite the benefits received from restructuring programs, SG&A expenses as a percentage of net sales have increased due to lower net sales. Foreign exchange adversely impacted SG&A expenses by $10.0 million during the quarter. SG&A expenses, overall in dollars, decreased $13.8 million when compared to the same period in the prior year. The decrease reflects the benefit from stock option forfeitures and reductions in engineering costs in fiscal 2009. Engineering, a significant component of our SG&A, decreased to $86.7 million for the quarter ended September 30, 2008 compared to $87.8 million in the same period last year. Foreign exchange adversely impacted engineering expenses by $5.5 million during the quarter.
Operating income as a percent of sales on a non-GAAP basis was 4.9%, same as in the first quarter of 2008. On a GAAP basis, operating income for the quarter ended September 30, 2008 was $32 million, or 3.7 percent of sales, compared to $41 million, or 4.4 percent of sales in the same period last year. The decrease in operating income percentage was primarily driven by higher SG&A expenses as a percentage of net sales due to lower sales as a result of the weakening economy and declining demand in the automotive industry, combined with lower gross margin as a result of restructuring expenses incurred during the quarter.
The company’s liquidity position remains solid. At September 30, 2008, we have a cash and cash equivalent balance of $195 million along with a $300 million revolving credit facility in place with favorable pricing and a June 2010 maturity. Our debt levels are moderate with the main outstanding debt instrument being the $400 million convertible notes with a coupon of 1.25% due in October 2012. While we always pay close attention to cash, in this time of uncertainty we have doubled our focus on liquidity management as evidenced by the $18 million of cash from operating activities generated in the quarter ending September 30, 2008, contrasted with the ($102) million outflow recorded during the same period of the prior year.

Automotive Division

FY 2009 Key Figures Automotive	Three Months Ended September 30,
			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions	Q1 09	Q1 08	Changes	Changes[2]
Net sales	617	673	(8%)	(14%)
Gross profit	154	175	(12%)	(17%)
Percent of net sales	24.9%	25.9%
Operating income	20	45	(54%)	(57%)
Percent of net sales	3.3%	6.6%

Restructuring & merger-related costs	9	0
Gross profit[1]	159	175	(9%)	(14%)
Percent of net sales[1]	25.8%	25.9%
Operating income[1]	30	45	(34%)	(37%)
Percent of net sales[1]	4.8%	6.6%

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. Note: Prior year segment results reflect restatement of QNX business into Corporate & Other.
Automotive net sales for the quarter ended September 30, 2008 decreased $56 million, or 8 percent compared to the same period last year. Foreign currency translation had a positive impact on net sales of $41 million during the quarter. The reduction in net sales is primarily attributable to Daimler’s strategic decision to move to dual sourcing on select Mercedes models. Lower production volumes by some of the major automakers, specifically Chrysler and Toyota, have also negatively impacted sales, as has our strategic decision in fiscal 2008 to restructure the PND business. These reductions have been partially offset by increases in net sales relating to the launch of our new platforms included in various Audi, BMW and Hyundai models.
Automotive gross profit as a percentage of net sales, on a non-GAAP basis, was basically flat, reflecting only a 10 basis points change.
Automotive SG&A expenses as a percentage of sales, on a non-GAAP basis, increased 1.7 percentage points for the quarter ended September 30, 2008 compared to the same period last year. The primary reason is an increase in R&D spending as a percentage of net sales is based on our commitments to support new automotive infotainment systems for programs launching in fiscal 2009, during a period of reduced sales volume from existing customer systems. SG&A expenses, in terms of absolute dollars, were flat compared with the prior year. Foreign exchange adversely impacted SG&A expenses by $8.1 million during the quarter.
The automotive division continues to execute on its order backlog, with successful product launches during the quarter including production ramp up of the new Porsche high-end infotainment system for the Carrera and Cayenne models; the BMW high-end Infotainment System for its 7 Series; the new Audi high and mid level infotainment systems for its A6 model; an infotainment system for the new Ferrari California model; and an Infinity branded audio system for the GM Europe Insignia model.
The Company was selected by Mercedes-Benz to supply Harman Kardon branded audio systems for its SLK-Class and A-/B-Class models, both scheduled to appear in late 2011; and for the Mercedes SL-Class, scheduled for showrooms in mid 2012.

Consumer Division

FY 2009 Key Figures - Consumer	Three Months Ended September 30,
			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions	Q1 09	Q1 08	Changes	Changes[2]
Net sales	106	119	(11%)	(15%)
Gross profit	27	28	(4%)	(9%)
Percent of net sales	25.5%	23.5%
Operating income	(1)	(3)	68%	65%
Percent of net sales	(0.9%)	(2.6%)

Restructuring & merger-related costs	0	0
Gross profit[1]	27	28	(4%)	(9%)
Percent of net sales[1]	25.5%	23.5%
Operating income[1]	(1)	(3)	81%	80%
Percent of net sales[1]	(0.6%)	(2.6%)

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.
Consumer net sales for the quarter ended September 30, 2008 decreased $13.5 million, or 11 percent, compared to the same period last year. Foreign currency translation had a positive impact on net sales of $6 million during the quarter. The consumer retail environment continues to be challenging as the economy slows. The decline in net sales from the previous quarter is primarily attributable to our exit of the loss making PND business and other unprofitable products.
Consumer gross profit as a percentage of net sales, on a non-GAAP basis, increased 2.0 percentage points for the quarter ended September 30, 2008 compared to the same period in the prior year. The improvement in gross margin results from a favorable product mix during the quarter as the Consumer division exited the PND market, where competitive pressures have adversely affected margins in the prior year.
Consumer SG&A expenses as a percentage of sales, on a non-GAAP basis, remained nearly flat, decreasing 10 basis points for the quarter ended September 30, 2008 compared to the same period last year. Engineering expenses were $5.8 million, or 5.5 percent of sales, for the quarter ended September 30, 2008 compared to $8.9 million, or 7.4 percent of sales, in the same period last year. The reduction in engineering spending was a result of restructuring activities initiated during the third and fourth quarter of fiscal 2008, including the closure of our facility in Bedford, MA and the consolidation of engineering resources across our other facilities.
The Consumer Division hosted its share of more than 220,000 visitors to the IFA Consumer Electronics Show in Berlin, Germany during September with a 40,000 sq. ft. display encompassing a broad range of Harman brands. The division’s products received more than a dozen industry or media awards during the quarter, including designation of JBL LS80 loudspeakers as Best Speaker of the Year by the European Imaging and Sound Association. EH Publishing selected the JBL Control NOW loudspeaker as a Product of the Year. The JBL Synthesis One Multichannel Audio System was inducted into the Custom Electronic Design and Installation Association Product Hall of Fame.

Professional Division

FY 2009 Key Figures - Professional	Three Months Ended September 30,
			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions	Q1 09	Q1 08	Changes	Changes[2]
Net sales	137	145	(6%)	(7%)
Gross profit	55	56	(2%)	(3%)
Percent of net sales	40.1%	38.5%
Operating income	21	20	2%	1%
Percent of net sales	15.2%	14.0%

Restructuring & merger-related costs	0	0
Gross profit[1]	55	56	(2%)	(3%)
Percent of net sales[1]	40.2%	38.5%
Operating income[1]	21	20	3%	1%
Percent of net sales[1]	15.3%	14.0%

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.
Professional net sales for the quarter ended September 30, 2008 decreased $8.4 million, or 6 percent compared to the same period last year. Foreign currency translation had a positive impact on net sales of $1 million during the quarter. The decrease in sales compared to the same period last year was primarily due to continued softness in the small project contracting business in the U.S. The weakening economy also contributed to a decrease in net sales across a number of our Professional brands.
Professional Gross profit as a percentage of net sales, on a non-GAAP basis, increased 1.7 percentage points for the quarter ended September 30, 2008 compared to the same period in the prior year. The increase in gross margin was primarily due to a favorable product mix which includes the sale of recently-introduced new products and benefits from lower manufacturing costs.
Professional SG&A expenses as a percentage of sales, on a non-GAAP basis, increased 0.5 percentage points for the quarter ended September 30, 2008 compared to the same period last year. The increase as a percentage of net sales results primarily from higher R&D spending as the Professional divisions launches new products in fiscal 2009. Research and development expenses were $9.4 million, or 6.8 percent of sales, for the quarter ended September 30, 2008 compared to $9.2 million, or 6.4 percent of sales, in the same period last year.
The Harman Professional Division continues to be a supplier of choice to world-class venues and entertainers. The new Indianapolis Colts’ Lucas Oil stadium has been fully outfitted with Harman systems, including more than 350 amplifiers and some 4,000 speakers for the 63,000 seat facility. Harman professional systems were also used at many prestigious events throughout the quarter, including Bruce Springsteen’s world concert tour, the Miss Universe Pageant in Vietnam, the Oktoberfest in Munich, and both national political conventions. Artists such as Billy Joel, Melissa Etheridge, Kanye West and Keith Urban performed with Harman systems, and the division introduced more than a dozen new products during the quarter.
Strategic Initiatives
To improve its cost structure and competitive position, the Company is moving forward aggressively with a 24-month program called STEP Change which is expected to produce $400 million in sustainable annual savings by 2011. The definition phase was completed on schedule at the end of the first quarter, with nearly 250 cost reduction and productivity improvement initiatives identified for action.

In September, the Company opened a new engineering and development center in Bangalore, India in partnership with leading global solutions provider Wipro Technologies. Beginning with the approximately 250 engineers from this engagement, the Company plans to grow its resource footprint in India to more than 1,000 people by 2011, significantly strengthening its global engineering and development capabilities.
The Company has completed a new, world-class automotive systems operation in Suzhou, China. The 130,000 square foot facility is now producing a variety of speakers, amplifiers and electronic components for automakers and has been selected by BMW to produce audio systems for a version of the German automaker’s 5 Series built exclusively for the Chinese market.
The Company announced its intentions to close two engineering sites in Germany by June 30, 2009, consolidating activities into other facilities. Harman also announced its intentions to outsource its Automotive warranty service operation in the United States by the end of January.
The Company is continuing the sales and marketing activities necessary to communicate its value proposition and seize new business opportunities for the future, including the launch of a new brand advertising program during the first quarter, designed to raise its brand profile.
Harman has opened its new headquarters facility in Stamford, Connecticut, completing the consolidation of its decentralized corporate headquarters in Washington, DC and California.
“The current global financial climate is forcing every company to take a hard look at new ways to reduce costs and improve productivity,” said Dinesh Paliwal. “We acted early in this regard, long before the current crisis gained momentum, and we are now focused on the future as we leverage Harman’s prominent market positions, respected brand portfolio and talented people toward the brighter days we know will come.”
Investor Call on October 29, 2008
NOTE: For reference during its analyst and investor conference call, the Company has posted a set of informational slides on its web site at www.harman.com.
At 4:30 p.m. today, Harman’s management will host an analyst and investor conference call to discuss the first quarter results. Those who wish to participate in the call should dial (800) 230-1951 (US) or +1 (612) 288-0340 (International), and reference Harman International.
A replay of the call will also be available following the completion of the call at approximately 6:30 p.m. EDT. The replay will be available through November 12, 2008. To listen to the replay, dial (800) 475-6701 (US) or +1 (320) 365-3844 (International), Access Code: 966620. AT&T will also web-cast the presentation.
The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID: 966620 and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode. If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118 (US) or +1 (678) 749-8002 (International).
General Information
Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs more than 11,000 people worldwide. The Harman International family of brands spans some 15 leading names including AKG®, Audioaccess®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson®, Revel®, QNX®, Soundcraft® and Studer®. The Company’s stock is traded on the New York Stock Exchange under the Symbol HAR.
A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release.

Forward-Looking Information
Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) our ability to successfully implement our strategic initiatives and to achieve the intended benefits of those initiatives; (2) changes in consumer confidence and general economic conditions in the U.S. and Europe; (3) the effect of changes in consumer confidence; (4) a change in interest rates and availability of financing affecting consumer spending; (5) automobile industry sales and production rates; (6) our ability to effectively implement our restructuring programs and to realize the intended benefits of these programs; (7) fluctuations in currency exchange rates; (8) the loss of one or more significant customers, including our automotive customers; (9) model-year changeovers and customer acceptance in the automotive industry; (10) our ability to satisfy contract performance criteria at expected profit margins; (11) availability of key components for the products we manufacture; (12) customer acceptance of our consumer and professional products; (13) competition in the automotive, consumer or professional markets in which the Company operates, including pricing pressures for our products; (14) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits or any claims or litigation arising out of our business, labor disputes at our facilities and those of our customers or common carriers; and (15) other risks detailed in Harman International’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2008	2007
Net sales	$869,190	$946,962
Cost of sales	627,260	682,387

Gross profit	241,930	264,575

Selling, general and administrative expenses	209,473	223,134

Operating income	32,457	41,441

Other expense:
Interest expense / (income), net	(95)	1,410
Miscellaneous, net	989	671

Income before income taxes	31,563	39,360

Income tax expense	8,351	3,657
Minority interest	(34)	(826)

Net income	$23,246	$36,529

Basic earnings per share	$0.40	$0.56
Diluted earnings per share	$0.40	$0.55

Shares outstanding — basic	58,524	65,242
Shares outstanding — diluted	58,694	66,363

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)
(unaudited)

	September 30,	September 30,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$195,135	$77,126
Accounts receivable	533,711	580,167
Inventories	406,741	475,155
Other current assets	222,410	186,798

Total current assets	1,357,997	1,319,246

Property, plant and equipment	575,347	605,641
Goodwill	413,958	415,386
Other assets	310,355	281,554

Total assets	$2,657,657	$2,621,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$0	$0
Current portion of long-term debt	585	573
Accounts payable	301,917	325,676
Accrued liabilities	518,980	394,449

Total current liabilities	821,482	720,698

Borrowings under revolving credit facility	25,000	179,869
Long-term debt	401,980	2,591
Other non-current liabilities	146,039	142,559

Total shareholders’ equity	1,263,156	1,576,110

Total liabilities and shareholders’ equity	$2,657,657	$2,621,827

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

	Three-Months Ended
	September 30, 2008				2007
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$869,190	—		869,190	946,962
Cost of sales	627,260	(5,611	) (a)	621,649	682,387

Gross profit	241,930	5,611		247,541	264,575

Selling, general and Administrative expenses	209,473	(4,869	) (a)	204,604	223,134

Operating income	32,457	10,480		42,937	41,441

Other expenses:
Interest exp \ (inc), net	(95)	—		(95)	1,410
Miscellaneous, net	989	—		989	671

Income before income taxes	31,563	10,480		42,043	39,360

Income tax expense	8,351	3,563		11,914	3,657
Minority interest	(34)	—		(34)	(826)

Net income	$23,246	6,917		30,163	36,529

Basic earnings per share	$0.40	0.12		0.52	0.56
Diluted earnings per share	$0.40	0.12		0.51	0.55

Shares outstanding — Basic	58,524	58,524		58,524	65,242
Shares outstanding — Diluted	58,694	58,694		58,694	66,363

(a)	Restructuring charges in the amount of $10.5 million were recorded during the first quarter to increase efficiency in manufacturing, engineering and administrative functions.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our merger related costs incurred during the first quarter of fiscal 2009. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

	Three-Months Ended
	September 30, 2007
	GAAP	Adjustments		Non-GAAP
Net sales	$946,962	—		946,962
Cost of sales	682,387	—		682,387

Gross profit	264,575	—		264,575

Selling, general and Administrative expenses	223,134	(4,698	) (a)	218,436

Operating income	41,441	4,698		46,139

Other expenses:
Interest expense, net	1,410	—		1,410
Miscellaneous, net	671	—		671

Income before income taxes	39,360	4,698		44,058

Income tax expense	3,657	—		3,657
Minority interest	(826)	—		(826)

Net income	$36,529	4,698		41,227

Basic earnings per share	$0.56	0.07		0.63
Diluted earnings per share	$0.55	0.07		0.62

Shares outstanding — Basic	65,242	65,242		65,242
Shares outstanding — Diluted	66,363	66,363		66,363

(a)	Merger costs, principally investment banking and professional fees, related to our transaction with affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners were incurred during the first quarter in the amount of $4.7 million.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our merger related costs incurred during the first quarter of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
RECONCILIATION OF NON-GAAP MEASURES EXCLUDING EFFECT OF FOREIGN
CURRENCY TRANSLATION
($000s Omitted)

	Three Months Ended
	September 30,		Increase
	2008	2007	(Decrease)
Net sales	869,190	946,962	(8.2%)
Effect of foreign currency translation[1]	—	48,205

Non-GAAP Net sales, excluding effect of foreign currency translation	869,190	995,167	(12.7%)

Operating income	32,457	41,437	(21.7%)
Effect of foreign currency translation[1]	—	3,152

Non-GAAP Operating income, excluding effect of foreign currency translation	32,457	44,589	(27.2%)

Net income	23,246	36,525	(36.4%)

Effect of foreign currency translation[1]	—	2,349

Non-GAAP Net income, excluding effect of foreign currency translation	23,246	38,874	(40.2%)

[1]	2007 actual results translated at 2008 foreign exchange rates.
Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements accompanying this press release with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.